Exhibit 10.l.

RELEASE AND WAIVER OF CLAIMS

and

NON-COMPETITION AGREEMENT

THIS IS A RELEASE AND WAIVER OF CLAIMS and NON-COMPETITION AGREEMENT (hereinafter referred to as “Agreement”) made this 20th day of December, 2004, by and between CDI Corporation (hereinafter referred to as “the Company”) and Jay G. Stuart (hereinafter referred to as “Employee”) which is entered into in connection with the termination of Employee’s employment with the Company as of May 31, 2005 or such other date to which the parties may agree (“Termination Date”).

1. AS CONSIDERATION for Employee’s undertakings and covenants set forth herein, the Company hereby agrees to:

(a)	Pay Employee bi-weekly severance payments of $11,923.08 from the Termination Date until the earlier of the date on which Employee begins new full-time employment or the date on which a total of $310,000 of such payments have been paid to Employee;

(b)	Pay Employee prorated bonus for the period January 1, 2005 through the Termination date. This amount of bonus will be calculated as a percentage of the bonus for the entire 2005 year (based on the number of days in 2005 through the Termination Date divided by 365) using the bonus formula applicable to Employee and will be paid when bonuses are normally paid for 2005 (i.e., approximately the end of February, 2006);

(c)	Beginning on the Termination Date and continuing for twelve months, reimburse Employee for the same portion of the insurance premium for Employee’s COBRA insurance coverage as the Company was paying toward the premium for Employee’s group insurance coverage immediately prior to the Termination Date. This reimbursement is contingent upon Employee electing COBRA coverage and will continue for so long as Employee maintains COBRA coverage but not beyond this twelve month period;

(d)	Continue Employee’s Basic Life Insurance coverage for as long as payments are made under 1(a), above;

Company	Employee

(e)	Pay Employee, promptly following the Termination Date, $15,000 in lieu of his obtaining outplacement services;

(f)	Permit shares of CDI Corp. restricted stock that are held by Employee as of the Termination Date to continue to vest during the period that payments are made under 1(a), above;

(g)	Pay Employee a stay bonus of $50,000 if Employee continues satisfactorily to perform his duties on a full-time basis through the Termination Date;

(h)	Assume responsibility for the obligations under Employee’s apartment lease at 1600 Arch Street, Philadelphia from the Termination Date through the lease expiration date (November, 2005), with the exception of responsibility for any damage to the premises caused during Employee’s tenancy; and

(i)	Promptly following the Termination Date, purchase Employee’s furnishings in the above apartment for $5,000, such furnishings to include: 1 king size bed, 2 dressers, 1 night stand, 1 wall unit, 1 leather sofa, 1 leather chair, 1 slate coffee table, 1 dining room table with 4 chairs and 1 computer desk.

The Company’s obligations under this Section 1 are contingent upon (i) Employee having executed this Agreement and the General Release substantially in the form attached hereto as Exhibit “A”, (ii) the seven (7) day revocation periods provided in Section 7, below, and in the General Release having expired and (iii) Employee having not exercised either right of revocation.

2. On or about the Termination Date, the Company will deliver to Employee for his signature a General Release, substantially in the form attached hereto as Exhibit A, releasing the Company and related parties from any liability to Employee. Employee will have twenty-one (21) days from his receipt of such release to decide whether he will sign such release, and if he signs and delivers the release to the Company, he will then have seven (7) days to revoke the release (the “revocation period”) in accordance with its terms. If Employee has not executed such a release and delivered the same to the Company within twenty-one days after receiving it from the Company, or if he has revoked the release during the revocation period, the Company will not have any obligation to make any payments under this Agreement to Employee or perform any other obligations under this Agreement.

3. Employee warrants and agrees that he is responsible for any federal, state, and local taxes which may be owed by him by virtue of the receipt of any portion of the consideration herein provided. The Company will, however, make

Company	Employee

any appropriate withholdings on amounts to be paid hereunder, as required by law.

4. Employee acknowledges that he has been encouraged to seek the advice of an attorney of his choice in regard to this Agreement. The Company and Employee represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, or they have knowingly and willingly not sought the advice of their attorneys. Employee hereby understands and acknowledges the significance and consequences of an agreement such as this and represents that the terms of this Agreement are fully understood and voluntarily accepted by him.

5. Both Employee and the Company have cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis that the party was the drafter.

6. Employee acknowledges that he has had at least twenty-one (21) days to consider the terms of this Agreement prior to his signing it. If Employee has executed this Agreement prior to the end of such twenty-one (21) day consideration period, Employee acknowledges that such decision to waive any portion of the twenty-one (21) day consideration period was done knowingly and voluntarily.

7. Employee further understands that he may revoke this Agreement within seven (7) days following his signing of the Agreement by giving written notice of such revocation to the Company. Such notice must be dated within such seven day time period and must be received promptly thereafter by the Company.

8. Employee agrees to perform those actions that may be reasonably requested by the Company to effect his separation from the Company including, but not limited to, submitting resignations from director and officer positions in the Company and its subsidiaries.

9. Employee agrees to perform certain actions that may be reasonably necessary in Company’s defense or prosecution of disputes, claims and/or lawsuits that involve matters or events, which occurred during Employee’s period of employment with Company. Such actions would include reviewing files and records, attending and participating in meetings, giving depositions, attending and testifying at trials and performing similar actions. Company agrees to provide reasonable notice, and as much notice as is practicable under the circumstances, to Employee before requesting Employee to perform any such actions. Company further agrees to cooperate with Employee in scheduling all such actions so as not

Company	Employee

to unduly burden Employee or to unduly interfere with Employee’s other activities and responsibilities. Company agrees to promptly reimburse Employee for all out-of-pocket costs (including travel, meal and lodging costs) reasonably incurred by Employee in fulfilling Employee’s responsibilities under this paragraph, upon Employee’s providing proper documentation of such costs. Also, Company agrees to pay Employee reasonable compensation for time spent by Employee fulfilling his responsibilities under this paragraph following the time period during which payments are made under Section 1(a), above.

10. Employee agrees to hold all of the Company’s Confidential Information in the strictest confidence and not use any Confidential Information for any purpose and not publish, disseminate, disclose or otherwise make any Confidential Information available to any third party. “Confidential Information” means all information, data, know-how, systems and procedures of a technical, sensitive or confidential nature in any form relating to the Company or its customers, including, without limitation, all business and marketing plans, marketing and financial information, pricing, profit margin, cost and sales information, operations information, forms, contracts, bids, agreements, legal matters, unpublished written materials, names and addresses of customers and prospective customers, systems for recruitment, contractual arrangements, market research data, information about employees, suppliers and other companies with which the Company has a commercial relationship, plans, methods, concepts, computer programs or software in various stages of development, passwords, source code listings and object code.

11. Employee agrees to return to the Company promptly after the Termination Date all Company property and documents that Employee may have in his possession.

12. For the twelve month period following the Termination Date, Employee agrees that he will not:

(a)	Directly or indirectly hire or cause to be hired, or solicit, interfere with or attempt to entice away from the Company, any individual who is then an employee of the Company or, in the case of a person being hired, was an employee of the Company within six months prior to the date of such hire;

(b)	Directly or indirectly, contact, solicit, interfere with or attempt to entice away from the Company any customer of the Company on behalf of a business which competes with the Company;

(c)	Own, manage, operate, finance, join, control, or participate in the ownership, management, operation, financing or control of,

Company	Employee

or be connected directly or indirectly, as proprietor, partner, shareholder (other than ownership of not more than two percent of a company’s outstanding capital stock), director, officer, executive, employee, agent, creditor, consultant, independent contractor, joint venturer, investor, representative, trustee or in any other capacity or manner whatsoever with, any business that provides the types of services that are provided by the Company as of the Termination Date. Providing consulting services to Management Recruiters International, Inc. or its franchisees will not be considered a violation of this Agreement.

13. Employee agrees not to use after the Termination Date any computer or network access code or password belonging to the Company or made available to him by virtue of his employment with the Company, and not to access any computer, network, or data base in the possession or control of the Company.

14. Employee acknowledges that the amounts paid under Section 1, above, are being paid under the assumption that during Employee’s employment with Company Employee did not engage in any behavior that would constitute a serious breach (“Serious Breach”) of his obligations as an employee. A Serious Breach would include: (1) any act(s) or omission(s) by Employee that involved dishonesty in performing services for the Company including but not limited to submitting a false certification or falsifying records, expense accounts and other reports; (2) competing against the Company, directly or indirectly; (3) disclosure of confidential information of the Company or its customers; (4) violation of any Company policy that provided for termination of employment as a possible consequence of such violation; and (5) any act(s) or omission(s) that were or could be injurious to the Company (other than to an immaterial extent).

If, after the date this Agreement is signed by the Company, the Company learns of information that would lead an employer acting in good faith to reasonably believe that Employee had engaged in a Serious Breach during his employment with Company, then the Company has the right to nullify this Agreement by sending Employee written notice of such nullification.

Upon receipt of the nullification notice, this Agreement will be cancelled and all obligations of both parties under this Agreement and the General Release shall be voided. Within ten (10) days of receiving such notice, Employee shall return to the Company any payments made under Section 1 that have already been received. Employee also agrees that he shall forfeit any payments under Section 1 not yet made by the Company.

Company	Employee

Employee’s returning any previously paid amounts or the Company’s sending or not sending a nullification notice does not limit in any way the remedies that Company may pursue against Employee because of any Serious Breach that was committed by him.

15. If one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect or impair any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

16. This Agreement constitutes the entire agreement between the parties concerning the termination of Employee’s employment and all other subjects addressed herein. This Agreement supersedes and replaces all prior negotiations and agreements relating to the subjects addressed herein except as specifically addressed herein. All agreements, proposed or otherwise, whether written or oral, concerning all subject matters covered herein are incorporated into this Agreement.

Date	Jay G. Stuart

CDI Corporation

By:
Date		Roger H. Ballou President and CEO

EXHIBIT A

Exhibit 10.l.

General Release

NOTICE; This is a very important legal document and you should carefully review and understand the terms and effect of this document before signing it. By signing this General Release you are agreeing to completely release CDI Corporation from all liability to you. Therefore, you should consult with an attorney before signing this General Release. You have 21 days from the date of your receipt of this document to consider and execute this document. If you have not returned a signed copy of this General Release by that time, we will assume that you have elected not to sign the General Release. If you sign and return this General Release before the end of the 21 day period, you acknowledge that you have waived the remainder of the 21 day period knowingly and voluntarily. If you choose to sign the General Release, you will have an additional 7 days following the date of your signature to revoke this General Release and it shall not become effective or enforceable until the 7 day revocation period has expired.

In consideration of benefits which would not otherwise be offered to me by CDI Corporation (“the Company”) and which are set forth in Section 1 of the Release and Waiver of Claims and Non-Competition Agreement dated December 20, 2004 between me and the Company (“the Agreement”), I hereby, on behalf of myself, my descendants, ancestors, dependents, heirs, executors, administrators, assigns and successors, fully and forever release and discharge the Company and its parent, subsidiaries, affiliates, divisions, successors, and assigns, together with its and their past and present directors, officers, agents, attorneys, insurers, employees, stockholders, and representatives (all of the foregoing other than the Company are collectively referred to as the “Related Parties”), from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders or liabilities of whatsoever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected which I now own or hold or have at any time heretofore owned or held against said Company or any of the Related Parties, arising out of or in any way connected with my employment relationship with the Company, or the termination of that employment, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of the Company or any of the Related Parties, committed or omitted prior to the date of this General Release, including, but not limited to claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, any other federal or state statute which deals with discrimination or any claim for severance pay, bonus, salary, overtime pay, sick leave, holiday pay, vacation pay, stock options or other stock related compensation or programs, life insurance, health or medical insurance, benefits under any pension, retirement or 401(k) plan or any other fringe benefit, workers’ compensation or disability benefit.

This General Release shall not, however, release any rights to (i) those items to be paid as consideration under the Agreement, (ii) payments to which I am entitled under any Company insurance, retirement, profit sharing, deferred compensation, 401(k), stock purchase or any other Company benefit plan as of the Termination Date – the benefits under which will be paid in accordance with the terms of such plans, it being understood and agreed that neither the consideration paid under the Agreement nor the way that consideration is calculated or paid shall create or enhance any such entitlement, (iii) exercise any stock options that are vested as of the Termination Date at any time for two months following the Termination Date, or (iv) payment of salary through the Termination Date, all Paid Days Off earned and accrued through the Termination Date and reimbursement of any business expenses incurred by me in connection with the Company’s business and in accordance with the Company’s policy for the reimbursement of such expenses.

By signing below, I acknowledge that I have carefully read and fully understand the provisions of this General Release. I further acknowledge that I am signing this General Release knowingly and voluntarily and without duress, coercion or undue influence. This General Release constitutes the total and complete understanding between me and CDI Corporation relating to the subject matter covered herein, and all other prior or contemporaneous written or oral agreements or representations, if any, relating to the subject matter of this General Release are null and void. It is also expressly understood and agreed that the terms of this General Release may not be altered except in a writing signed by both me and CDI Corporation.

INTENDING TO BE LEGALLY BOUND, I hereby set my hand below:

WITNESSED BY:

Jay G. Stuart

Dated:	Dated:

Exhibit 10.l.

Amendment

This is an amendment (“Amendment”) to the Release and Waiver of Claims and Non-Competition Agreement (“Agreement”) made December 20, 2004 by and between CDI Corporation (“the Company”) and Jay G. Stuart (“Employee”). This Amendment is entered into as of March 10, 2005.

The Agreement is hereby amended as follows:

1.	Section 1(a) is deleted and replaced with the following:

“Pay Employee bi-weekly severance payments of $11,923.08 from the Termination Date until the earlier of the date on which Employee begins new full-time employment or February 15, 2006. If Employee has not begun full-time employment as of February 15, 2006, the Company will make an additional lump sum payment to Employee prior to March 14, 2006. The amount of this lump sum payment will be the difference between $310,000 and the total of all bi-weekly payments made under this section. If Employee begins full-time employment after this lump sum payment has been made but before the expiration of one year after the Termination Date (“the Anniversary Date”), he will repay to the Company the amount of $5,961,54 times the number of weeks between the start of his new employment and the Anniversary Date.

All other provisions of the Agreement remain unchanged.

3/10/05	/s/ JAY G. STUART
Date	Jay G. Stuart

CDI Corporation

3/10/05	By:	/s/ ROGER H. BALLOU
Date		Roger H. Ballou
President and CEO